Exhibit 5.1

701 Fifth Avenue, Suite 5100 Seattle, WA 98104-7036 PHONE 206.883.2500 FAX 206.883.2699 www.wsgr.com

June 11, 2018

Alpine Immune Sciences, Inc.

201 Elliott Avenue West, Suite 230

Seattle, Washington 98119

Re:            Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Alpine Immune Sciences, Inc., a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $14,500,000 of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, pursuant to the Company’s shelf Registration Statement on Form S-3 (File No. 333-212404 ) filed on July 6, 2016 and declared effective by the Securities and Exchange Commission (the “Commission”) on July 14, 2016 (the “Registration Statement”).

The offering and sale of the Shares are being made pursuant to the Equity Distribution Agreement (the “Equity Distribution Agreement”), dated as of June 11, 2018, by and between the Company and Piper Jaffray & Co.

We have examined copies of the Equity Distribution Agreement, the Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of June 11, 2018 and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and delivered by the Company against payment therefor in accordance with the terms of the Equity Distribution Agreement, will be validly issued, fully paid and nonassessable.

AUSTIN   BEIJING   BOSTON   BRUSSELS   HONG KONG   LOS ANGELES   NEW YORK   PALO ALTO

SAN DIEGO   SAN FRANCISCO   SEATTLE   SHANGHAI   WASHINGTON, DC   WILMINGTON, DE

Alpine Immune Sciences, Inc.

June 11, 2018

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Current Report on Form 8-K, filed on or about June 11, 2018, for incorporation by reference into the Registration Statement.

Sincerely,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

AUSTIN   BEIJING   BOSTON   BRUSSELS   HONG KONG   LOS ANGELES   NEW YORK   PALO ALTO

SAN DIEGO   SAN FRANCISCO   SEATTLE   SHANGHAI   WASHINGTON, DC   WILMINGTON, DE